                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                                   AMENDMENT 1

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                                 SURMODICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    868873100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              RedSky Partners, LLC
                                800 Nicollet Mall
                                   25th Floor
                              Minneapolis, MN 55402


                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               - with copies to -


                           Michael G. Tannenbaum, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700


                                February 24, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [_]  Rule 13d-1-(b)
           [X] Rule 13d-1-(c)
           [_]  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                               Page 1 of 6 Pages

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

-------------------                                        ---------------------
CUSIP No. 868873100                13G-FIRST AMENDMENT      Page 2 of 6 Pages
--------------------                                       ---------------------

1. Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
   (entities only)

RedSky Partners, LLC
--------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)      [_]
        (b)      [_]

3. SEC Use Only
               --------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
                                        -------------------------------------------
      Number of Shares       5.  Sole Voting Power       1,200,117   Shares
      Beneficially                               ----------------------------------
      Owned by
      Each                   6.  Shared Voting Power        0
      Reporting                                     -------------------------------
      Person
      With                   7.  Sole Dispositive Power    1,200,117 Shares
                                                       ----------------------------

                             8.  Shared Dispositive Power      0
                                                         --------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person  1,200,117 Shares
                                                                -------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                             ------------------------------------------------------

11. Percent of Class Represented by Amount in Row 9   6.87% of Common Stock
                                                      ------------------------------

12. Type of Reporting Person (See Instructions)  OO
                                               -------------------------------------



                               Page 2 of 6 Pages

CUSIP No. 868873100
         ----------

ITEM 1(a)     NAME OF ISSUER:

SurModics, Inc. (the "Issuer")

ITEM 1(b)     ADDRESS OF ISSUER:

9924 West 74th Street
Eden Prairie, Minnesota 55344

ITEM 2(a)     NAME OF PERSON FILING:

RedSky Partners LLC ("RedSky")

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
---------

The address of the reporting person is:

800 Nicollet Mall
25th Floor
Minneapolis, Minnesota 55402

ITEM 2(c)     CITIZENSHIP:

USA

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e)     CUSIP NUMBER:

868873100

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 13d-2(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, CHECK WHETHER THE FILING PERSON IS A:



                               Page 3 of 6 Pages

CUSIP No. 868873100
          ---------

    a.       [_]        Broker or dealer registered under Section 15 of the Act,
    b.       [_]        Bank as defined in Section 3(a)(6) of the Act,
    c.       [_]        Insurance Company as defined in Section 3(a)(19) of the Act,
    d.       [_]        Investment Company registered under Section 8 of the Investment Company Act,
    e.       [_]        Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
    f.       [_]        Employee Benefit Plan, or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
    g.       [_]        Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(ii)(G);
                        (Note: see Item 7)
    h.       [_]        A savings  association as defined in Section 3(b) of the Federal Deposit
                        Insurance Act (12 U.S.C. 1813);
    i.       [_]        A church plan that is excluded from the definition of an investment  company under section 3(c)(14) of the Investment Company Act of 1940;
    j.       [_]        Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4 OWNERSHIP:

    (a) AMOUNT BENEFICIALLY OWNED: As of February 25, 2004, 1,200,117 shares of the Issuer were beneficially owned by RedSky on behalf of a number of private investment vehicles advised by RedSky. Accordingly, RedSky may have attributed to it, for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, the beneficial ownership of the aggregate amount of 1,200,117 shares of the Issuer.

    (b) PERCENTAGE OF CLASS: 6.87% (calculated based on common shares outstanding as of January 30, 2004, as reported in the latest Form 10Q of the Issuer).

    (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                     1,200,117 Shares

            (ii)     SHARED POWER TO VOTE OR DIRECT THE VOTE:

                     0


                                Page 4 of 6 Pages

CUSIP No. 868873100
          ---------

            (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                     1,200,117 Shares

            (iv)     SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

                     0

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
------

             Not applicable.

ITEM 7       IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
------       THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:


             Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
------

             Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:
------

             Not applicable

ITEM 10      CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 5 of 6 Pages

CUSIP No. 868873100
          ---------
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 26, 2004
-------------------------------
DATE

REDSKY PARTNERS, LLC

BY:         /s/ GREGG GROECHEL
            -------------------------------
            SIGNATURE


            Gregg Groechel, Managing Member
            -------------------------------
            NAME/TITLE













                                Page 6 of 6 Pages